Airspan Networks Announces Results for the Second Quarter of 2006

BOCA RATON, Fla.—August 9, 2006 - Airspan Networks Inc. (Nasdaq: AIRN) today announced second quarter financial results for the period ending July 2, 2006. The Company reported revenues for the second quarter of $45.4 million, up 124% versus the second quarter of 2005. The net loss attributable to common stockholders for the second quarter was $(0.19) per share versus a loss of $(0.17) per share in the second quarter 2005.

Business Highlights

• WiMAX

Airspan shipped WiMAX products to over 30 customers in the second quarter. WiMAX revenues in the first half of 2006 were more than 38% of the Company’s total revenues year-to-date.

$16.8 million of sales to Yozan were recorded in the quarter, including $5.7 million deferred from the end of the first quarter.

The compact MicroMAX-SOC was shipped for the first time in the quarter and orders for more than 300 MicroMAX-SOC base stations were received. Revenue for this product in the quarter was not material, but is expected to grow rapidly in the second half of the year.

• WipLL

Airspan achieved another quarter of record sales, marking the continued sequential growth for this product line

• Proximity

Proximity revenues of $7.7 million were approximately 17% of the total Company’s revenue, mainly comprised of sales to Axtel.

• AS.Net

Continued growth of the customer base, including expansion into several new markets where customers are using a combination of WiFi and other Airspan broadband products.

Financial Results

Second quarter revenue of $45.4 million was 124% higher than the $20.3 million reported in the second quarter of 2005. Year to date revenues totaled $69.2 million, exceeding the guidance provided earlier in the year. The Company recorded a gross profit of $8.7 million in the quarter, and gross profit as a percentage of revenue (the “gross profit margin”) was 19%. This compared to a gross profit of $5.4 million and a gross profit margin of 27% for the second quarter of 2005, and a gross profit of $6.4 million and a gross profit margin of 27% recorded for the first quarter of 2006. The gross profit figures for the second quarter included provisions of approximately $4.4 million for excess inventory and purchase commitment cancellations arising mainly from changes to the Yozan supply agreement, which reduced the gross profit margin in the second quarter from 29% to 19%.

The Company’s second quarter 2006 operating expenses of $17.0 million were up $4.8 million from the second quarter 2005 and up $1.8 million from the prior quarter’s operating expenses. Year on year increases resulted mainly from an increase in headcount brought about by acquisitions we made in 2005, from costs related to new product roll-out and from expenses related to stock-based compensation. Increases versus the previous quarter were largely due to increased selling costs associated with the increased revenue and to currency fluctuations.

Net loss for the second quarter of 2006 was $(7.7) million, or $(0.19) per share, compared to a net loss of ($6.7) million, or $(0.17) per share, in the second quarter of 2005.

At the end of the second quarter, the Company’s cash balance, including restricted cash, was $23.1 million. Since the end of the second quarter, the Company has announced plans to improve cash reserves by raising additional capital. On August 7, 2006, the Company announced the signing of a Loan and Security Agreement with Silicon Valley Bank for up to $10 million, subject to the terms and conditions of that agreement. In addition, on July 31, 2006, the Company announced the signing of a Preferred Stock Purchase Agreement with Oak Investment Partners XI, Limited Partnership (“Oak”), under which the Company will seek shareholder approval to allow Oak to purchase new preferred shares for $29 million.

“We are pleased to report yet another record quarter of revenues,” said Eric Stonestrom, Airspan’s president and chief executive officer. “WiMAX is gaining broad market acceptance and we are seeing the results of a strong product portfolio. While we are disappointed at our reduced expectations from the Yozan contract, we are encouraged by the widespread adoption of WiMAX and expect to achieve full year revenue growth despite an expected decline in the legacy Proximity business of more than 50%. We now expect full year revenues will be in the range of $120 million - $130 million.”

“Record revenues were achieved due to the delivery of new WiMAX products to a wide range of customers,” said Peter Aronstam, chief financial officer. “These activities drove higher product and operational costs in the quarter. While we are encouraged by our market success, there are expense trends we need to reverse to achieve profitability. Accordingly, we intend to institute a company-wide restructuring program, the goal of which will be to reduce operating expenses. The cost reduction will be accomplished primarily as a result of reduction in worldwide headcount.

Mr. Aronstam continued that “the Company is pleased with the recent announcements regarding new financing. The additional cash will give us more flexibility to continue with our WiMAX rollout plans, which are essential for our future growth.”

Investor Conference

The Company has scheduled an investor conference call for 8:30 am EDT on Thursday, August 10.The dial-in numbers for the live conference call are as follows: US toll-free number is (888) 443-9987; international access dial-in number is 1-706-634-0598. Please use the conference ID number 2515528.

Investors may register for the live webcast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.airspan.com; or at http://www.visualwebcaster.com/event.asp?id=35009.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. The US toll-free number for the replay is (800) 642-1687; international access number for the replay is 1-706-645-9291.

About Airspan Networks Inc.

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the new WiMAX 802.16-2004 standard, and software upgradeability to 802.16e from the time the WiMAX products are introduced. Airspan is on the Board and a founder member of the WiMAX Forum. Through its newly acquired Radionet division, the company also offers 802.11-based metrozone networks and applications for various enterprise vertical markets. The Company has deployments with more than 350 operators in more than 100 countries. Airspan’s wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan’s new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone’s design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) the potential loss of Axtel and Yozan as our largest customers; and specific to this press release, (vi) our potential inability to locate and secure additional sources of capital at the time and in the amount needed; (vii) the possibility that Yozan will materially delay or cancel future equipment orders; (viii) our inability to cancel certain component orders and/or to use or sell any excess inventory we accumulate as a result of the Yozan contract amendment; and (ix) disruption to our operations in Israel, including the absence of employees due to required military service caused by political and military tensions in Israel and the Middle East. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2005 and its Form 10-Q for the quarter ended April 2, 2006. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:
Peter Aronstam
Senior Vice President & Chief Financial Officer
Airspan Networks, Inc.
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com

Airspan Networks Inc
Consolidated Balance Sheets
(in thousands)

	December 31, 2005	July 2, 2006
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$44,140	$17,341
Restricted cash	2,290	4,724
Short term investments	6,020	998
Accounts receivable	24,348	30,263
Unbilled accounts receivable	273	96
Inventory	16,850	21,918
Prepaid expenses and other current assets	3,722	6,949
Total Current Assets	97,643	82,289
Property, plant and equipment, net	5,268	6,223
Goodwill, net	10,231	10,231
Intangible assets, net	3,865	3,315
Other non-current assets	3,445	3,497
Total Assets	$120,452	$105,555
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$24,678	$25,045
Accrued taxes	1,156	798
Deferred revenue	1,514	5,197
Customer Advances	13,935	4,650
Other accrued expenses	13,113	17,654
Current portion of long-term debt	96	-
Total Current Liabilities	54,492	53,344
Non Current Liabilities
Other long-term debt	1,296	1,507
Accrued interest on long-term debt	53	118
Total Non Current Liabilities	1,349	1,625
Stockholders' Equity
Preferred Stock	-	-
Common stock	12	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	267,426	269,232
Other comprehensive income	(130)	-
Accumulated deficit	(202,610)	(218,571)
Total Stockholders' Equity	64,611	50,586
v049685 Total Liabilities and Stockholders' Equity	$120,452	$105,555

Airspan Networks Inc

Consolidated Statements of Income
(in thousands except for share and per share data)

	Three months ended		Year to date
	July 3, 2005	July 2, 2006	July 3, 2005	July 2, 2006
	(unaudited)		(unaudited)
Revenue	$20,309	$45,435	$42,527	$69,235
Cost of revenue	(14,887)	(36,710)	(30,249)	(54,072)
Gross profit	5,422	8,725	12,278	15,163
Operating expenses:
Research and development	5,062	6,675	9,660	12,785
Sales and marketing	2,675	5,026	5,247	9,531
Bad debt provision	179	715	495	1,251
General and administration	2,996	4,320	5,823	8,082
Amortization of intangibles	128	275	256	550
Restructuring provision	1,150	-	1,150	-
Total operating expenses	12,190	17,011	22,631	32,199
Loss from operations	(6,768)	(8,286)	(10,353)	(17,036)
Net interest and other income	47	617	723	796
Loss before tax	(6,721)	(7,669)	(9,630)	(16,240)
Income tax charge / (credit)	5	5	5	(279)
Net loss	$(6,726)	$(7,674)	(9,635)	(15,961)
Loss before extraordinary item	$(0.17)	$(0.19)	$(0.25)	$(0.40)
Extraordinary item, net of taxes	-	-	-	-
Net loss per share - basic	$(0.17)	$(0.19)	$(0.25)	$(0.40)
Weighted average shares
outstanding - basic and diluted	38,554,988	39,902,699	38,217,874	39,817,995